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                                                                    EXHIBIT 99.1


        TIME IS SHORT - WE URGE YOU TO VOTE THE ENCLOSED WHITE PROXY CARD
                                     TODAY!


                                                                January 10, 2002


Dear Fellow SL Industries Shareholder:

You should have already received proxy materials from your Board of Directors and from a dissident shareholder group led by Warren Lichtenstein with respect to our upcoming annual meeting of shareholders to be held on January 22, 2002.

We realize that when you receive numerous copies of proxy materials it may be confusing as to the true issue upon which you are being asked to vote. Warren Lichtenstein, together with two employees of companies he controls and a lawyer for his companies, are trying to take over SL and sell it immediately. WE BELIEVE THIS STRATEGY IS SHORTSIGHTED.

           WE BELIEVE THAT IF MR. LICHTENSTEIN'S PLAN IS IMPLEMENTED, SHAREHOLDERS WILL NOT REALIZE THE FULL VALUE OF THEIR INVESTMENT.

If there is one thing we agree upon with Mr. Lichtenstein, it is that shareholders may well maximize the value of their investment when all or parts of SL Industries are sold. THE QUESTION IS: HOW AND WHEN YOUR ASSETS WILL BE SOLD AND WHO WILL BEST MANAGE THE PROCESS?

WE UNDERSTAND THIS PROCESS! We selected Credit Suisse First Boston (CSFB), one of the premier international investment banking firms, to advise us in our efforts to maximize shareholder value. Throughout 2001, we worked tirelessly with CSFB to explore a sale of the Company or its businesses. With the assistance of CSFB, we engaged in an extensive process to solicit and analyze transaction proposals from a number of potential purchasers.

We received more than 100 indications of interest from prospective purchasers. After exhaustive efforts and with the advice of CSFB, we concluded that due to several factors, particularly the difficult financial and economic environment, potential purchasers discounted their bids to levels that did not reflect the value of the assets.

       WHO WILL YOU TRUST TO MANAGE THE ONGOING EFFORTS TO MAXIMIZE VALUE
                             FOR ALL SHAREHOLDERS?


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As you consider how to vote in the election of directors at our annual meeting of shareholders, we strongly urge you to consider the following:

- Your Board and management team are committed to maximizing shareholder value through a timely sale of SL or its businesses.
- The management team chosen by your Board has the necessary experience to operate the Company's businesses effectively with a view toward preparing them for sale and realizing their full value.
- Your Board and management team have a 10-year track record of selling businesses for the Company and are incented to maximize value for all shareholders.

IN THE CURRENT ECONOMIC ENVIRONMENT, THERE ARE NO "QUICK FIXES" THAT WILL MAXIMIZE SHAREHOLDER RETURN. As we have previously stated, we do not think a "fire sale" of the Company will benefit our shareholders. Therefore, it is important to have experienced management to operate SL's business and to maximize value through the timely sale of SL or its business units.

    YOUR BOARD OF DIRECTORS AND THE MANAGEMENT TEAM HAVE EXTENSIVE EXPERIENCE
                             IN SELLING BUSINESSES.

In making your decision you should be aware of the accomplishments and experience of your Board of Directors and management team. In the early 1990s, the management team formulated and implemented its power and data quality strategy, which involved the turnaround and sale of old businesses that did not fit the new strategy. These sales were accomplished in a rational process to maximize value. Our strategy is to seek to realize full value by selling a business when it is performing well in an expanding market.

In contrast, we believe the "fire sale" strategy advocated by Mr. Lichtenstein would result in depressed prices for the Company's businesses and would prevent shareholders from receiving full value for their shares.

          WE BELIEVE YOUR BOARD AND MANAGEMENT TEAM ARE MOST CAPABLE OF RUNNING OUR BUSINESSES EFFECTIVELY AND PREPARING THEM FOR SALE.

In early 2001, the U.S. economy experienced a dramatic collapse in technology spending that adversely impacted the Company's markets. Your Board and management team recognized very early that these events were not a short-term phenomenon, but a fundamental shift in the market. We responded promptly by taking actions to reduce costs and thereafter to formulate and implement a restructuring plan designed to enable the Company's businesses to operate successfully in this new environment. These actions were taken as quickly as management and financial resources would permit. Although the extraordinary charges had an impact on the Company's performance in 2001, this plan has reduced fixed costs and has improved liquidity.


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We would like to briefly outline the actions taken this year to effect the restructuring plan. The Company closed two manufacturing plants (one by sale and one by consolidation) and two engineering and administrative facilities, all in the power electronics group. All of the expenditures incurred in connection with these closings were paid from operating cash flows. The Company continued to service its debt and meet its financial obligations enabling it to amend its credit facility to bring it back into compliance with its financial ratios.

Moreover, management has taken action to strengthen the Company's balance sheet. As previously announced, the Company has undertaken to sell non-operating assets to increase liquidity. We expect to realize cash of approximately $14 million from these sales in the first quarter of 2002, a significant portion of which will be used to pay down debt.

Finally, management is currently negotiating to effect a sale of one of the Company's business units. Consistent with management's strategy, we believe this subsidiary is performing well and its market is expanding.

As a result of these actions, we believe SL Industries will be well-positioned in the current market with sufficient capital to enhance shareholder value and to negotiate further sales from a position of strength.

In summary, we believe our experienced Board of Directors and management team can best steer the Company through these uncertain times and position the Company and its business units to maximize shareholder value through improved operations, sale of the Company or its business units or other alternatives.

Your vote at this year's annual meeting is particularly important. Regardless of the number of shares you own - every share counts - we urge you to vote FOR the directors on the enclosed WHITE proxy card and to disregard the GOLD proxy card when you receive it.

EVEN IF YOU HAVE ALREADY VOTED A GOLD PROXY CARD, IT IS NOT TOO LATE TO CHANGE YOUR MIND, AND YOU HAVE EVERY LEGAL RIGHT TO DO SO. SIMPLY SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. ONLY THE LATEST DATED PROXY WILL BE COUNTED AT THE MEETING.

           PROTECT YOUR INVESTMENT - REJECT LICHTENSTEIN'S "FIRE SALE" PLATFORM - VOTE THE ENCLOSED WHITE PROXY CARD FOR YOUR SL DIRECTORS TODAY!

If you have any questions or require assistance in voting your proxy, please call MacKenzie Partners at (800) 322-2885. Thank you for your continued support.

Sincerely,

/s/ OWEN FARREN

Owen Farren
Chairman of the Board




























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This letter contains forward looking statements within the meaning of The
Private Securities Litigation Reform Act of 1995, including, among others, the effect upon shareholder value of a sale of all or part of the company, our continuation of negotiations to consummate the sale of one of the company's businesses, the benefit to shareholders of our current strategy, the amount and timing of cash proceeds from sales of non-operating assets and the anticipated use of cash proceeds from sales of non-operating assets. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including, among others, the inability to find a purchaser of the company or parts of the company at full value, a decision by potential purchasers to discontinue negotiations regarding one of the company's businesses, the failure of our stock price to respond favorably to improved operations, a determination by our board of directors that a different use of the cash from sales of non-operating assets is in the best interests of the company and its shareholders and other factors discussed in our filings with the Securities and Exchange Commission.